Exhibit 99.1

PolarityTE Announces Entry Into a Letter of Intent For Acquisition of the Company

SALT LAKE CITY, December 27, 2022 — PolarityTE, Inc. (Nasdaq: PTE), a biotechnology company developing regenerative tissue products and biomaterials (the “Company”), today announced that it signed a non-binding letter of intent (the “LOI”) with Michael Brauser (“Brauser”) for him to make an offer to acquire 100% of the outstanding equity interests of the Company at a proposed offering price of $1.03 per common share, which would be paid entirely in cash. As of December 23, 2022, there were 7,256,786 shares of the Company’s common stock outstanding and unvested restricted stock units covering an additional 256,457 common shares.

Completion of the transaction is subject to Brauser conducting due diligence investigations, the negotiation and execution of definitive transaction documents, Brauser successfully acquiring a majority of the outstanding common stock of the Company, and other customary closing conditions. The LOI provides that Brauser will pursue due diligence and the parties will endeavor to negotiate the terms of the definitive transaction documents during the period ending March 15, 2022 (the “Due Diligence Period”). There can be no assurance that a definitive agreement will be entered into by that date, if at all, or that the proposed transaction will be consummated. Further, readers are cautioned that those portions of the LOI that describe the proposed transaction, including the offering price per common share, are non-binding and could be adjusted by the parties’ mutual agreement during the Due Diligence Period.

At December 23, 2022, there were approximately 4,787,824 common stock purchase warrants outstanding that provide, in part, that upon a change in ownership of the Company’s outstanding common stock greater than 50% and in connection therewith the Company ceases to file periodic reports with the Securities and Exchange Commission, then the holders of the warrants have the right to receive payment in cash of the value of the warrants determined under a formula stated in the agreements governing the warrants. The LOI contemplates that Brauser will make a capital contribution or loan to the Company in an amount required to settle cash payment of all the outstanding warrants in accordance with the terms of such warrants, except as otherwise provided in any separate agreement that Brauser may enter into with a warrant holder to accept a different amount.

The LOI also contemplates that the definitive transaction documents will provide that the aggregate severance payments under management employment contracts will not exceed $2,595,000 and that Brauser will, if necessary, make a capital contribution or loan to the Company in an amount required to make such severance payments at closing.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Such forward-looking statements include, but are not limited to, statements related to the letter of intent between the Company and Michael Brauser. Readers should not place undue reliance on such forward-looking statements. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties, many of which are beyond our control that may cause actual results or events to differ materially from those projected. These risks and uncertainties include the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

PolarityTE Investor Relations

ir@PolarityTE.com

385-831-5284

Media:

David Schull or Ignacio Guerrero-Ros

David.schull@russopartnersllc.com

Ignacio.guerrero-ros@russopartnersllc.com